AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     Amendment No. 1, dated as of September 15, 1993 (this "Amendment"), between United Water Resources Inc., a New Jersey corporation (the "Company"), and First Interstate Bank of California (the "Rights Agent"), as successor to the trust business of First Interstate Bank, Ltd., to the Rights Agreement, dated as of July 12, 1989 (the "Rights Agreement"), between the Company and the Rights Agent.

     WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors deems it in the best interests of the Company and its shareholders, necessary and desirable, and consistent with and for the purpose of fulfilling the objectives of the Company's Board of Directors in authorizing the execution of the Rights Agreement, to amend the Rights Agreement as set forth below.

     NOW THEREFORE, in consideration of the premises and the mutual promises set forth herein and in the Rights Agreement, the parties hereto agree as follows:

     Section 1. The definition of "Acquiring Person" contained in Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as hereinafter defined) of the Company, any employee benefit plan of the Company or of any


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     Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or Lyonnaise (as hereinafter defined). Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or Lyonnaise) becomes the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such purchase by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person"; provided, further, however, that no stockholder of the Company shall be deemed to be an Acquiring Person as a result of the execution, delivery or performance by the Company of the Merger Agreement (as hereinafter defined) or the consummation of the transactions contemplated thereby.

     Section 2. Section 1 of the Rights Agreement is hereby amended to add the new subsections (p), (q) and (r) which read in their entirety as follows:

          (p) "Lyonnaise" shall mean Lyonnaise des Eaux- Dumez, a French corporation, or any Affiliate or Associate thereof (including, without limitation, Lyonnaise American Holding Inc., a Delaware corporation).

          (q) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of September 15, 1993, between the Company and GWC Corporation, a Delaware corporation.

          (r) "Governance Agreement" shall mean the governance agreement to be executed by Lyonnaise and the Company pursuant to the Merger Agreement upon the consummation of the transactions contemplated thereby.

     Section 3. Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth day after


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     the date of the  commencement  by any Person  (other than the Company,  any
     Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or Lyonnaise) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or Lyonnaise) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 20% or more of the then outstanding Common Shares (including any such tenth day which is after the date of this Agreement and prior to the issuance of the Rights: the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of
     Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares; provided, however, that there shall be no Distribution Date as a result of the execution, delivery or performance by the Company of the Merger Agreement or the consummation of the transactions contemplated thereby (including, without limitation, the exercise by Lyonnaise of any of its rights pursuant to the Governance Agreement). As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

     Section 4. Section 11(a)(iii) of the Rights Rights Agreement is hereby amended to read in its entirety as follows:

          (iii) The right to buy Common Shares of the Company pursuant to subparagraph (ii) of this


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     paragraph (a) shall not arise as a result of (x) the execution, delivery or performance by the Company of the Merger Agreement or the consummation of the transactions contemplated thereby (including, without limitation, the exercise by Lyonnaise of any of its rights pursuant to the Governance
     Agreement) or (y) any Person becoming an Acquiring Person through a purchase of Common Shares pursuant to a tender offer made in the manner prescribed by Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that (A) such tender offer shall provide for the acquisition of all of the outstanding Common Shares held by any Person other than such Person and its Affiliates for cash and (B) such purchase shall cause such Person, together with all Affiliates and Associates of such Person, to be the Beneficial Owner of 80% or more of the Common Shares then outstanding.

     Section 5. Section 13(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power. In the event, directly or indirectly, (a) the Company shall consolidate with, or merge with and into, any other Person (other than pursuant to the Merger Agreement), (b) any Person shall consolidate with the Company, or merge with and into the Company (other than pursuant to the Merger Agreement) and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities (other than Common Shares) of any Person (including the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions (other than pursuant to the Merger Agreement), assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (i) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredth interests in a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the company as successor thereto or as the surviving


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     corporation) as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredth interests in a Preferred Share for which a Right is then exercisable and (B) dividing that product by 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (ii) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such issuer; and (iv) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights. The Company shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. The Company shall not enter into any transaction of the kind referred to in this Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights. The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers.

     Section 6. Section 26 of the Rights Agreement is hereby amended to delete the reference to First Interstate Bank, Ltd. and its address on the seventeenth through the twenty-second lines thereof and to insert in lieu thereof the following:

                  First Interstate Bank of California
                  Stock Transfer Administration
                  707 Wilshire Boulevard - WII-2
                  Los Angeles, California  90017

     Section 7. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify,


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amend or in any way affect any of the terms, conditions, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     Section 8. This Amendment shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     Section 9. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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     IN WITNESS  WHEREOF,  the parties  hereto have caused this Amendment to the
Rights Agreement to be duly executed and attested, all as of the date first above written.

                                             UNITED WATER RESOURCES, INC.



                                             By: /s/  Donald Correll
                                                 Name:  Donald Correll
                                                 Title: Chief Executive Officer


Attest:


By: /s/  Richard McGlynn
    Title:  Vice President and
            General Counsel

                                             FIRST INTERSTATE BANK OF CALIFORNIA



                                             By: /s/ C. Deane Henley
                                                 Name:  C. Deane Henley
                                                 Title:  Vice President

Attest:


By: /s/ Barbara J. Mauer
    Title:  Assistant Vice President



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